Exhibit 99.1

Media Contact:	Investor Contacts:
Mary Ellen Keating	Joseph J. Lombardi
Senior Vice President	Chief Financial Officer
Corporate Communications	Barnes & Noble, Inc.
Barnes & Noble, Inc.	(212) 633-3215
(212) 633-3323	jlombardi@bn.com
mkeating@bn.com
Andy Milevoj
Director of Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com

BARNES & NOBLE AMENDS SHAREHOLDER RIGHTS PLAN

TO ENHANCE SHAREHOLDER PROTECTIONS

David Golden and David Wilson Join Special Committee of Independent Directors

New York, NY (October 29, 2010)—Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that its Board of Directors has amended the Company’s Shareholder Rights Plan. The changes to the Rights Plan reflect input from the Company’s shareholders and enhance shareholder protections under the Rights Plan by further restricting the accumulation of shares by grandfathered individuals and entities. Under the amended Rights Plan:

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The Board would not be able to make any additional equity grants to Len Riggio, Steve Riggio and their immediate family members and certain related trusts, executors and trustees without triggering the Rights Plan.

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If Len Riggio, Steve Riggio and their immediate family members and certain related trusts, executors and trustees were to acquire additional shares through the exercise of existing options, they must dispose of the option shares within 60 days after the option shares are acquired and, prior to such disposition, they must vote the option shares pro rata with all other shares voted so as not to influence the outcome of any shareholder vote.

The Board adopted the Rights Plan in November 2009 in response to the rapid accumulation of a significant portion of Barnes & Noble’s outstanding common stock. The Rights Plan is intended to protect the Company and its shareholders from efforts to obtain control of the Company that are inconsistent with the best interests of the Company and its shareholders.

The Board believes the Rights Plan is a critical protection for Barnes & Noble shareholders and encourages all shareholders to ratify the Board’s adoption of the Rights Plan at the Company’s upcoming Special Meeting on November 17, 2010.

The Company also announced that its newest independent directors, Mr. David Golden and Dr. David Wilson, who were elected to the Board at the Company’s Annual Meeting on September 28, 2010, have been added by the Board to the Special Committee of independent directors that was formed in August 2010 to oversee the Company’s strategic alternatives review process. The Board believes that Mr. Golden and Dr. Wilson will make valuable contributions to the strategic alternatives review process.

Important Information

On October 28, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the special meeting of shareholders scheduled to be held on November 17, 2010 and is mailing the definitive proxy statement to its shareholders. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

SafeHarbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 717 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 633 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than one million titles in its eBookstore (www.bn.com/ebooks). Through Barnes & Noble’s NOOK™ eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK™, NOOKstudy™, LendMe™, Read In Store™, More In Store™ and Lifetime Library™ are trademarks of Barnes & Noble, Inc.

Other trademarks referenced in this release are the property of their respective owners.

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